Exhibit 16

March 29, 2004

Securities and Exchange Commission
Main Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Re: Terra Block International, Inc.

Dear Sir or Madam:

We have read the disclosure concerning change in registrant’s certifying accountant in Item 4 of Form 8-K of Terra Block International, Inc. dated March 29, 2004, and agree with the statements concerning our Firm contained therein.

Very truly yours,

Melton & Co., P.C.